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                                  EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made on the 14th day of January, 2000, by and between Electric City Corp., a Delaware corporation, with its principal place of business at 1280 Landmeier Road, Elk Grove Village, Illinois (the "Company"), and Jeffrey Mistarz, whose residence address is ("Mistarz").

                                   WITNESSETH

         WHEREAS, the Company desires to assure itself of the services of Mistarz, and Mistarz desires to be employed by the Company; and

         WHEREAS, the Company and Mistarz desire to clearly define and clarify all material terms and conditions of this employment relationship through a written agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Term Of Employment.

         1.1 The Company agrees to employ Mistarz, and Mistarz agrees to serve in the employ of the Company, for the term set forth in paragraph 1.2, in the position and with the responsibilities, duties and authority set forth in paragraph 2, and on the other terms and conditions set forth in this Agreement.

         1.2 The term of Mistarz's employment under this Agreement shall be for a period commencing on January 1, 2000 and continuing through December 31, 2002 unless sooner terminated in accordance with this Agreement.

         1.3 As used in this Agreement, the "Company" shall be defined as the Company, and any of its subsidiaries, affiliates, satellites, branches, or parent entities, and including, without limitation, the Company's successors, purchasers and assigns.

2.       Position And Duties.

         2.1 The Company agrees to employ Mistarz in the position of Chief Financial Officer, to render such services as would be customary for a Chief Financial Officer, including, but not limited to, management, oversight and supervision of the Company's financial affairs, budgets, financial planning, tax reporting and compliance activities, cash management, accounting functions, and such other responsibilities, consistent with Mistarz's position as Chief Financial Officer, as the Chief Executive Officer or Board of Directors, in their sole and exclusive discretion, shall assign. In the performance of his


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         duties, Mistarz shall report to the Chief Executive Officer, or such other official as the CEO or Board of Directors may designate.

         2.2 Performance. Mistarz agrees to devote his full time and best efforts to the diligent, loyal, faithful, timely, complete, and professional performance of all job duties as set forth in paragraph
         2.1 or assigned or reassigned from time to time by the Company. Without limiting the generality of the foregoing, Mistarz is expected to work full time (not less than five days per week, during normal business hours Monday through Friday), except for vacations and regular business holidays observed by the Company, plus any additional hours required by the Company or reasonably necessary to timely and expeditiously complete Mistarz's work assignments.

         2.3 No Prior Employment Restrictions. Mistarz warrants that he is not restricted by any restrictive covenant or confidentiality agreement from any prior employment from performing all of the duties required by this Agreement. Should a prior employer or such prior employer's assignee or successor in interest assert claims that Mistarz is so restricted, Mistarz shall indemnify, defend and hold harmless the Company from any reasonable attorneys' fees and costs incurred in defending such claims, and any damages resulting either from a final judgment or reasonable settlement of any such claims.

3.       Compensation.

         3.1 Salary. During the term of this Agreement, in consideration of the performance by Mistarz of the services set forth in paragraph 2 and his observance of the other covenants set forth herein, the Company shall pay Mistarz, and Mistarz shall accept a salary at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per year, less any applicable withholdings or deductions, payable in accordance with the Company's standard payroll practices. Mistarz's salary may be subject to annual review by the CEO and the Board of Directors.

         3.2 Bonus. Mistarz shall be eligible for an annual bonus, if in the discretion of the Company's senior management, Mistarz's performance warrants payment of a bonus, as measured by Mistarz's attainment of performance goals to be mutually established and agreed upon by Mistarz and the Chief Executive Officer or his designee. The annual bonus for a calendar year shall be payable on February 15th of the following year, provided that Mistarz is actively employed by the Company on such date. If the Company establishes a formal annual bonus plan, Mistarz will be eligible consistent with the treatment of other senior executives of the Company.

         3.3 Benefits. Mistarz shall be eligible for the vacation and non-wage benefits the Company provides generally for its other senior executives, including four weeks paid vacation. Mistarz shall also be eligible to participate in the group insurance benefits provided by the Company for senior executives, including short-term and long-term disability insurance, life insurance, and medical and dental insurance, subject to the terms and conditions of the applicable insurance benefit plans. The Company will also provide


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         officer liability insurance coverage for Mistarz, in such amount as may be determined by the Board of Directors or as may be required by law. Mistarz shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate any such insurance benefits.

         3.4 Business Expense. The Company shall reimburse Mistarz for the reasonable, ordinary and necessary expenses incurred by him in connection with the performance of his duties, including but not limited to all cellular telephone expense related to Company business, and ordinary and necessary travel expense and entertainment expenses approved by the President and Chief Executive Officer. Mistarz shall provide the Company with an accounting of his expenses, including an identification of those expenses for which reimbursement by the Company is sought, and such supporting documentation and receipts as the Company may require from time to time, in conformance with Internal Revenue Service or other requirements.

         3.5 Stock Options. The Company hereby grants to Mistarz an option to purchase shares of the common stock of the Company subject to and in accordance with the following (the "Option"):

                  (a) Options. During the term of employment with the Company, the Company hereby grants options to Mistarz to purchase 200,000 shares of the Company's common stock, subject to the vesting provisions described below:

                      (i) On December 31, 2000, unless Mistarz has been terminated for Cause prior thereto or if Mistarz has resigned voluntarily, Mistarz shall become immediately vested in options to purchase 66,667 of the issued and outstanding shares of the Company's Common stock for Seven Dollars ($7.00) per share. Mistarz will have the right to exercise the options in accordance with the following schedule:

                               December 31, 2000  -  One-third

                               December 31, 2001  -  An additional one-third

                               December 31, 2002  -  Remaining one-third

                      (ii) On December 31, 2001, unless Mistarz has been terminated for Cause prior thereto or if Mistarz has resigned voluntarily, Mistarz shall become immediately vested in options to purchase 66,667 of the issued and outstanding shares of the Company's Common stock for Seven Dollars ($7.00) per share. Mistarz will have the right to exercise the options in accordance with the following schedule:


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                               December 31, 2001  -  One-third

                               December 31, 2002  -  An additional one-third

                               December 31, 2003  -  Remaining one-third

                      (iii) On December 31, 2002, unless Mistarz has been terminated for Cause prior thereto or if Mistarz has resigned voluntarily, Mistarz shall become immediately vested in options to purchase 66,666 of the issued and outstanding shares of the Company's Common stock for Seven Dollars ($7.00) per share. Mistarz will have the right to exercise the options in accordance with the following schedule:

                               December 31, 2002  -  One-third

                               December 31, 2003  -  An additional one-third

                               December 31, 2004  -  Remaining one-third

                  (b) Registration Rights. Mistarz shall have piggy-back registration rights for all shares of stock obtained through the exercise of any options described in paragraph 3.5(a) above for any registration statement the Company files with the Securities and Exchange Commission registering shares of the Company's common stock that are similar to the shares to be issued hereunder. The Company will use its best efforts to file an S-8 registration statement covering the shares underlying the Options when Company becomes eligible to file an S-8 Registration Statement. The Company will bear the cost of registering the shares pursuant to this paragraph.

                  (c) Sale of Assets: Change in Control. Upon the sale of more than forty percent (40%) of the net assets or shares of stock of the Company to a person or entity not affiliated with the Company or its parent company or subsidiaries, all of the options described in Sections 3.5(a) (i) (ii) and (iii) above shall be automatically granted to Mistarz and shall immediately vest and be immediately exercisable by Mistarz subject to the terms of this Agreement.

                  (d) Termination of Options. The term of the Options hereunder shall be until December 31, 2009. Notwithstanding any other provision of this Agreement, upon any of the Options described above being granted, such granted but unexercised Options may not be terminated prior to December 31, 2009. If Mistarz is terminated without Cause or for death or disability, the granted Options shall survive under the terms of this Agreement.


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4.       Termination Of Employment.

         4.1      Termination for Cause, Death or Disability.

                  4.1.1 The Company may terminate Mistarz's employment at any time for Cause, including without limitation: (a) breach by Mistarz of his covenants under this Agreement if unremedied within 21 days after written notice by the Company; (b) commission by Mistarz of theft or embezzlement of property of the Company or other acts of dishonesty; (c) commission by Mistarz of a crime resulting in injury to the businesses, properties or reputation of the Company, (d) commission of an act by Mistarz in the performance of his duties hereunder reasonably determined by a majority of the board of directors of the Company to amount to gross, willful, or wanton negligence, (e) willful refusal to perform or substantial neglect of the duties assigned to Mistarz pursuant to paragraph 1 hereof if unremedied within 21 days after written notice by the Company; (f) any significant violation of any statutory or common law duty of loyalty to the Company. All compensation shall cease immediately upon termination for Cause hereunder except for accrued and unpaid compensation.

                  4.1.2 Mistarz's employment will be terminated immediately upon his death. All compensation shall cease immediately upon termination for death hereunder except for accrued and unpaid compensation.

                  4.1.3 Mistarz's employment hereunder will be terminated for Permanent Total Disability, immediately upon written notice from the Company, if an independent physician selected jointly by the parties shall have determined that Mistarz has been unable due to illness or a physical or mental disability, to perform substantially all of the services required hereunder for a continuous period of 180 days, or for a period aggregating 180 days in any twelve month period. All compensation shall cease immediately upon termination for Permanent Total Disability hereunder except for accrued and unpaid compensation.

         4.2 Surrender of Properties. Upon termination of Mistarz's employment with the Company, regardless of the cause therefor, or otherwise immediately upon request of the Company, Mistarz shall promptly surrender to the Company all property provided to him by the Company for use in relation to his employment and in addition, Mistarz shall surrender to the Company any and all financial and accounting materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, businesses, finances, or operations of the Company.

         4.3 Survival of Covenants. The covenants of Mistarz set forth in paragraphs 4.2, 5, and 6 of this Agreement shall survive the termination of his employment hereunder.


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5. Recognition of Company's Rights and Non-Disclosure.

         5.1 Non-Disclosure. At all times during Mistarz's employment by the Company and thereafter, Mistarz will hold in strictest confidence and will not disclose, use, or otherwise publish in any manner, including by any electronic medium, any of the Company's "Confidential Information" (defined below), except as such disclosure, use or publication may be required in connection with Mistarz's services for the Company, or unless a senior officer of the Company expressly authorizes such disclosure, use or publication in writing in advance.

         5.2 Confidential Information. The term "Confidential Information" means trade secrets, confidential knowledge, data and all other proprietary information of the Company. By way of illustration but not limitation, "Confidential Information" includes (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, materials, designs, and techniques regarding any of the foregoing; and (b) information regarding, or plans for, research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and pricing structures, costs, customer lists, the identity of suppliers and customers, and information regarding the skills and compensation of employees of the Company.

         5.3 Inventions. Mistarz: (a) shall, from the time of entering the Company's employ until such employment is terminated and within the one
         (1) year period immediately following such termination, promptly disclose to the Company all inventions, ideas, devices, and processes, made or conceived by him alone or jointly with others, that are relevant or pertinent in any way, whether directly or indirectly, to the businesses or production operations of the Company or resulting from or suggested by any work which he may have done for or at the request of the Company; (b) shall, at all times during his employment with the Company, assist the Company in every reasonable way (entirely at the expense of the Company) to obtain and develop for the benefit of the Company patents on such inventions, ideas, devices, and processes, whether or not patented; and (c) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company, the entire interest in such inventions, ideas, devices, and processes referred to in this paragraph 5.3.

6. Non-Competition and Non-Solicitation. Mistarz acknowledges that but for his employment with the Company: (i) Mistarz would not have had contact with the Company's customers, with many of whom the Company enjoys a near permanent relationship; (ii) Mistarz would not have had access to the Company's Confidential Information; and (iii) the Company's business is national in scope and cannot be confined to any particular geographic area of the United States or the State of Illinois. In consideration of the receipt of the Company's Confidential Information under the terms and conditions of this Agreement, for a period of two
         (2) years after termination of employment for any reason, Mistarz shall not, without the prior written consent of the Company's Chief Executive Officer, in any manner, directly or indirectly, own, manage, operate,


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         control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any other business (conducted for profit or not for profit) that is competitive with the business of the Company (business of the Company is defined by the business of the Company at the time of termination). The foregoing restrictions shall not preclude Mistarz from the ownership of not more than three percent (3%) of the voting securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934. Additionally, Mistarz agrees that, among other things, he shall not during the one (1) year period after termination of employment for any reason, directly or indirectly:

         A. Contact or solicit the trade or patronage of any customer of the Company for Mistarz or any other entity or person, with respect to the Company or the business engaged in by Company. The term "customers" shall for purposes of this Agreement be deemed to include, without limitation, the officers, directors, agents, employees, parents, subsidiaries and affiliates of any person or organization who is a customer at the time of Mistarz's termination of employment or was a customer within the twelve-month period immediately preceding such termination, and with whom Mistarz has been in contact on behalf of the Company, or with respect to whom Mistarz has used any Confidential Information.

         B. Solicit, induce or attempt to induce any employee of the Company to leave the Company's employ or engagement to become connected in any way with, or employ, engage or otherwise utilize any such employee in, any other business that is competitive with the Company or is engaged in the business of the Company.

7.       Injunction.

              7.1 In view of Mistarz's access to the Company's customer base and the Company's Confidential Information, and in consideration of the value of such property to the Company, Mistarz agrees that the covenants contained in paragraphs 4.2, 5 and 6 hereof are necessary to protect the interests of the Company in its Confidential Information, and to protect and maintain near permanent customer relationships and other legitimate, proprietary interests of the Company, both actual and potential, which Mistarz would not have had access to or any involvement in but for his employment relationship with the Company. Mistarz confirms and agrees that enforcement of the covenants in paragraphs 4.2, 5 and 6 hereof would not prevent Mistarz from earning a livelihood. Mistarz further agrees that in the event of an actual or threatened breach by Mistarz of any of the covenants set forth herein, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and the Company therefore will not have an adequate remedy at law. Accordingly, Mistarz agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company. The parties to this Agreement consent to the jurisdiction of the courts of general jurisdiction of


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              the State of Illinois, and to the federal courts situated in the
              State of Illinois, for any proceedings under paragraphs 6 or 7 of this Agreement.

              7.2 The Company shall have the right to disclose the contents of this Agreement or to deliver a copy of this Agreement bearing Mistarz's signature to any person to whom or for whose benefit the Company reasonably believes Mistarz has solicited, or has or may disclose or use any Confidential Information in violation of this Agreement.

              7.3 Mistarz and the Company agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

8.   General Provisions.

         8.1 Notice. Any Notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereunder entitled, or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

              If to the Company:    Electric City Corp.
                                    1280 Landmeier Road
                                    Elk Grove Village, Illinois 60007

              With a copy (which shall not constitute notice) to:

                                    Wildman, Harrold, Allen & Dixon
                                    225 West Wacker Drive
                                    Chicago, IL  60606
                                    Attn: Neil G. Wolf

              If to CFO:            Jeffrey Mistarz

              This notice shall be deemed to be received in case (a) on the date of its actual receipt by the party entitled thereto and in case
              (b) on the date of its mailing.


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              8.2. Amendment and Waiver. No amendment or modification of this
              Agreement shall be valid or binding upon: a) the Company unless made in writing and signed by an officer of the Company, duly authorized by the board of directors of the Company or; b) Mistarz unless made in writing and signed by him. The waiver by the Company or Mistarz of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

              8.3. Governing Law. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the internal law, and not the conflicts law, of the State of Illinois.

              8.4. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

              8.5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including, any company or corporation with which the Company may merge or consolidate.

              8.6. Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

              8.7. Headings. Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

              8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

              8.9. Public Announcements. The parties hereto agree no announcement shall be made, unless required by law and with legal counsel's advice, as it relates to this Agreement or the employment of Mistarz with the Company without the joint written approval of Mistarz and the Company.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                               ELECTRIC CITY CORP.


                             By:  /ss/ John Mitola
                                 -------------------------------------------
                                  John Mitola
                                  Its: Chief Executive Officer


                             By:  /ss/ Brian Kawamura
                                 -------------------------------------------
                                  Brian Kawamura
                                  Its: President and Chief Operating Officer


                                  /ss/ Jeffrey Mistarz
                                 -------------------------------------------
                                  JEFFREY MISTARZ


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